UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2025 (March 20, 2025)

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Nagog Park,
Acton	Massachusetts	01720

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.            ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.001 Par Value Per Share	PODD	The NASDAQ Stock Market, LLC

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On March 20, 2025 (the “Closing Date”), Insulet Corporation (the “Company”) closed its previously announced issuance and sale of $450 million aggregate principal amount of the Company’s 6.50% Senior Notes due 2033 (the “Notes”). The estimated net proceeds from the offering are expected to be approximately $444 million, after deducting the initial purchasers’ discounts and commissions related to the offering.

The Notes are governed by the terms of an indenture, dated as of the Closing Date (the “Indenture”), between the Company and Computershare Trust Company, National Association, as trustee (the “Trustee”). The Notes bear interest at a rate of 6.50% per annum, payable semi-annually in arrears on each April 1 and October 1 of each year, commencing on October 1, 2025. The Notes were issued at par. The Notes will mature on April 1, 2033.

On and after the Closing Date, the Notes will be guaranteed by each of the Company’s direct and indirect wholly owned restricted subsidiaries (subject to certain exceptions) that is a borrower or guarantor under the Company’s Credit Agreement (as defined below), certain other syndicated credit facilities of the Company or any other subsidiary guarantor or certain capital markets debt of the Company or any other subsidiary guarantor, subject to certain exceptions. The Notes and the guarantees thereof will be unsecured, unsubordinated indebtedness of the Company and the guarantors. As of the Closing Date, there will be no guarantors.

The Indenture contains certain customary covenants and events of default (subject in certain cases to customary grace and cure periods).

The above description of the Indenture and the Notes is a summary only and is qualified in its entirety by reference to the Indenture, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Credit Agreement

On the Closing Date, the Company also entered into the Seventh Amendment to Credit Agreement (the “Amendment”) among the Company, the lenders and other parties thereto and Morgan Stanley Senior Funding, Inc., as administrative agent (the “Agent”), swingline lender, and letter of credit issuer, amending that certain Credit Agreement, dated as of May 4, 2021 (as previously amended, supplemented or modified, the “Credit Agreement”, and as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, the lenders and other parties thereto and the Agent.

The Amendment amended the Credit Agreement to, among other things, extend the maturity of (and terminate any non-extending) revolving credit commitments outstanding thereunder from the earlier of (x) June 9, 2028 and (y) the date that is 91 days prior to the scheduled maturity of the Term B Loans (as defined in the Credit Agreement) to March 20, 2030 and increase the amount of revolving credit commitments outstanding thereunder (such extended and increased revolving credit commitments, collectively, the “New Revolving Commitments”). After giving effect to such transactions, on the Closing Date, the aggregate amount of New Revolving Commitments under the Amended Credit Agreement is $500 million (the “Revolving Credit Facility”), which commitments were undrawn as of such date.

Proceeds of loans borrowed and letters of credit issued under the Revolving Credit Facility will be used for working capital and other general corporate purposes of the Company and its subsidiaries.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, either (a) an adjusted Term SOFR rate (subject to a 0.00% floor) or (b) a base rate, in each case, plus an applicable margin which varies depending on the Company’s adjusted total leverage ratio, as defined in the Amended Credit Agreement. The applicable margin ranges from (a) 2.00% to 2.50%, in the case of Term SOFR Loans (as defined in the Amended Credit Agreement) and (b) 1.00% to 1.50%, in the case of Base Rate Loans (as defined in the Amended Credit Agreement). The Company is also required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The commitment fee under the Revolving Credit Facility varies depending on the Company’s adjusted total leverage ratio and ranges from 0.25% to 0.50%.

The Company may generally prepay outstanding loans under the Revolving Credit Facility at any time, without prepayment premium or penalty, subject to customary “breakage” costs with respect to Term SOFR loans.

The Revolving Credit Facility requires that the Company maintain a financial covenant leverage ratio, as defined in the Amended Credit Agreement, of no greater than 6.50 to 1.00 as of the last day of any fiscal quarter on the last day of which the aggregate amount of revolving loans, swingline loans and letters of credit (subject to certain exclusions) outstanding under the Revolving Credit Facility exceeds 35% of the aggregate commitments outstanding thereunder, subject to certain step-ups in connection with certain material acquisitions.

The foregoing description of the Amendment is not intended to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Unwind Agreements

As previously disclosed, in connection with issuing the Convertible Senior Notes (as defined below), the Company entered into privately negotiated capped call transactions (the “Capped Call Transactions”) with certain financial institutions (the “Capped Call Counterparties”). In connection with the Note Repurchase Transactions (as defined below), the Company entered into unwind agreements substantially in the form attached hereto as Exhibit 10.2, with each Capped Call Counterparty to terminate a portion of the Capped Call Transactions that corresponds to the amount of Convertible Senior Notes repurchased. In connection with the termination of these transactions, the Company expects the Capped Call Counterparties or their respective affiliates to unwind their related hedge positions, which may involve the sale of shares of the Company’s common stock in the open market or other transactions with respect to the Company’s common stock. This hedge unwind activity could offset the effects of the purchase activity that holders of the Convertible Senior Notes that participated in the Note Repurchase Transactions effected in connection with those transactions as described below.

The above descriptions of the unwind agreements are a summary only and are qualified in their entirety by reference to the Form of Unwind Agreement, which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K under the headings “Indenture” and “Credit Agreement” is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

Note Repurchase Transactions

On the Closing Date, the Company entered into separate and privately negotiated agreements with certain holders of the Company’s outstanding 0.375% Convertible Senior Notes due 2026 (the “Convertible Senior Notes”) pursuant to which the Company agreed to repurchase for cash consideration $419 million aggregate principal amount of the Convertible Senior Notes (such notes, the “Repurchased Notes”, and each such transaction, a “Note Repurchase Transaction”). Certain of the Note Repurchase Transactions will close on March 24, 2025, for a total purchase price of approximately $161.4 million. The remainder of the Note Repurchase Transactions are expected to close on April 14, 2025, following an averaging period beginning on March 21, 2025 that will determine the repurchase price for such Note Repurchase Transactions, for a total purchase price of approximately $382.9 million (assuming the per share volume-weighted average price of the Company’s common stock during each day of the averaging period is $265.39, the closing price of the Company’s common stock on the Closing Date), subject to customary closing conditions, in each case pursuant to separate and individually negotiated agreements with the applicable holders of the Repurchased Notes. Following the closing of the Note Repurchase Transactions, the Company will have approximately $381 million aggregate principal amount of Convertible Senior Notes outstanding. In connection with any Note Repurchase Transaction, the Company expects that holders of the Repurchased Notes who have hedged their equity price risk with respect to such Repurchased Notes will unwind all or part of their hedge positions by buying the Company’s common stock and/or entering into or unwinding various derivative transactions with respect to the Company’s common stock during a period commencing shortly after the Closing Date.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 20, 2025, between Insulet Corporation and Computershare Trust Company, National Association, as Trustee

10.1	Seventh Amendment to Credit Agreement, dated March 20, 2025, among Insulet Corporation, Insulet MA Securities Corporation, Morgan Stanley Senior Funding, Inc., as administrative agent, swingline lender, and letter of credit issuer, and the other lenders party thereto.

10.2	Form of Unwind Agreement

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

March 21, 2025	By:	/s/ John W. Kapples
John W. Kapples
Senior Vice President and General Counsel